Exhibit 99.1

FOR IMMEDIATE RELEASE: November 30, 2022

Ennis Acquires School Photo Marketing

(Midlothian, TX) – Ennis, Inc. (the "Company"), (NYSE EBF), today announced its acquisition of School Photo Marketing in Morganville, New Jersey. School Photo Marketing provides printing, yearbook publishing and marketing-related services to over 1,400 school and sports photographers servicing schools around the country.

Keith Walters, Chairman, President & CEO of the Company stated, “We are delighted to have the opportunity to bring School Photo Marketing, their employees, and their customers into the Ennis family. This addition brings with it many exciting possibilities to service this new channel with products produced through Ennis manufacturing operations.”

School Photo Marketing operates through a similar wholesale manufacturer-distributor-end user channel as Ennis currently operates. School Photo Marketing specializes in serving photo labs as well as school and sports photographers by expanding their reach and becoming an invaluable asset to their business.

Upon closing, operations will continue to operate as School Photo Marketing in their current locations.

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About Ennis
Since 1909, Ennis, Inc. has primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States to serve the Company’s national network of distributors. The Company manufactures and sells business forms, other printed business and commercial products, printed and electronic media, presentation products, flexographic printing, internal bank forms, secure and negotiable documents, envelopes, tags and labels, advertising specialties, adhesive notes, plastic cards and other custom products. For more information, visit ennis.com.

For Further Information Contact:
Ennis, Inc.
2441 Presidential Pkwy
Midlothian, TX 76065
Phone: 972.775.9801
Fax: 972.775.9820

Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065

ennis.com or pr@ennis.com

Exhibit 99.1

Email: pr@ennis.com
ennis.com

Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065

ennis.com or pr@ennis.com